Exhibit 4.1

PERFORMANCE STOCK OPTION PLAN Executives

Article 1: Definitions

As used herein, capitalized terms shall have the meaning stated opposite them below:

-	Agreement	:	any agreement concluded in any year between Akzo Nobel and the relevant Executive pursuant to which a conditional award of Shares is granted under the Plan.

-	AGM	:	the general meeting of shareholders of Akzo Nobel.

-	Akzo Nobel	:	Akzo Nobel N.V.

-	Akzo Nobel Group	:	Akzo Nobel and any Akzo Nobel subsidiary, of which the financial results are consolidated within the financial statements of Akzo Nobel.

-	Blocking Period	:	the first three years of the Option Period.

-	Board of Management	:	the Board of Management of Akzo Nobel.

-	EOI		economic value added ("EVA", as applied within Akzo Nobel from time to time) on EVA invested capital, reflecting the after-tax return on invested capital in excess of the minimum hurdle of the weighted cost of capital (as applied within Akzo Nobel from time to time).

-	Executive	:	an employee of a company (or companies) within the Akzo Nobel Group with a remuneration grade SE or TE and who has been declared eligible for grants under the Plan by the Board of Management.

-	Exercise Procedures	:	rules and procedures set by the the Board of Management in its discretion from time to time for the exercise of Options.

-	Option	:	the right to acquire one Share during the Option Period at the Option Exercise Price.

-	Option Exercise Period	:	the remainder of the Option Period starting the first day after the expiration of the Blocking Period.

-	Option Exercise Price	:	for Options granted in 2005 the Option Exercise Price will be the opening price of the Shares as quoted at Euronext Amsterdam on the grant date which shall be the first trading day after the AGM on which the Shares are quoted ex dividend (in 2005: April 25). For consecutive grants hereunder in following years (if any) the exercise price of the Options will be the Euronext Amsterdam opening price on the grant date which shall be the first trading day of the Shares after the AGM in the year of grant on which the Shares are quoted ex dividend.

-	Option Period	:	the period as defined in article 4.

-	Performance Period	:	a period of three consecutive financial years of Akzo Nobel, starting on 1 January of the year of grant of the relevant Options and ending on December 31 of the third year.

-	Plan	:	this Performance Share Plan.

-	Retirement	:	the earlier of the termination of the employment agreement of an Executive with Akzo Nobel by reaching the mandatory age for retirement, the entering into a transitional arrangement covering the period until the Executive’s retirement, or other cessation of employment due to retirement under local country plans and procedures.

-	Share(s)	:	common share(s) in the capital of Akzo Nobel.

-	Share Price	:	the actual sales price of the Shares realized upon the sale of the same at Euronext Amsterdam pursuant to article 5.4.

-	Takeover	:	means a situation in which any one person, or more than one person acting as a group acquires ownership of stock of Akzo Nobel that constitutes more than 50 percent of the total fair market value or total voting power of the stock of Akzo Nobel.

Exhibit 4.1

Article 2: The Plan

2.1	Subject to approval of the Plan by the AGM, the Plan will take effect as per January 1, 2005.
2.2	The Plan may be terminated at any time by the Board of Management after which termination no new grants will be made under the Plan. In any event, no grants will be made after the tenth anniversary of the approval of the Plan by the AGM.

2.3	Any proposed change to the provisions of the Plan which would be to the advantage of the Executives requires the prior approval of the AGM. No such approval is required for other changes, including changes intended to facilitate the administration of the Plan, or to comply with or take account of existing or proposed legislation.

Article 3: The Granting and Vesting of Options; Performance Targets

3.1	Akzo Nobel will conditionally grant to the relevant Executive in any year the number of Options as specified in the relevant Agreement with such Executive. The Agreement will only be valid if duly signed by both parties within the time period specified by Akzo Nobel and failing such signed Agreement within the specified time no rights can be claimed in respect of the Plan.

3.2	Grants under the Plan in any year will normally be made as soon as practicable after the AGM of such year.

Exhibit 4.1

3.3	The vesting of the Options granted under the Plan will be conditional on achievement of financial performance targets, expressed as EOI. The target EOI determining the number of Options that vest will be determined annually by the Board of Management.

3.4	The realized EOI performance at the end of every financial year is compared to the targeted EOI for that year. The average of the outcomes of the annual comparison between the budgeted and realized EOI for three consecutive financial years will determine the number of Options that vest.

If this average realized EOI is less than 80% of the average of the targeted EOI, no Options granted pursuant to the relevant Agreement will vest. In that case, all such Options conditionally granted will lapse. If the three-year average is 80% of the targeted EOI, 50% of the conditionally granted Options will vest. If the average realized EOI is between 80% and 100% of the average of the targeted EOI performance, a linear vesting schedule (to 100% of the conditionally granted Options) applies. All Options conditionally granted pursuant to the relevant Agreement will vest if the average realized EOI performance is equal to the average targeted EOI. No Options will vest in excess of the number of Options granted. This implies that if the average realized EOI performance is above the average targeted EOI, there will be no increase in the number of Options that vest.

3.5	The performance targets may be amended in circumstances which reasonably cause the Board of Management to consider that changed performance targets would be a fairer measure of performance, and would not be more easy or difficult to be satisfied.

3.6	At the end of each Performance Period, the Board of Management will determine the extent to which the performance targets have been satisfied and will calculate the number of Options (if any) that will vest for the relevant period. The Options will, subject to the terms and conditions of the Plan, vest immediately upon the end of the Blocking Period.

Article 4: Option Period

In respect of each grant of Options under the Plan, the "Option Period" shall mean a period commencing on the date specified in the relevant Agreement and terminating on the seventh anniversary of such date, subject to the provisions of article 7.2.

Article 5: Exercise of Options

5.1	The exercise of the vested Options is only possible within the relevant Option Exercise Period, in accordance with the Exercise Procedures applicable at the time of exercise.
5.2	Subject to article 7 each Executive will be entitled to exercise the Options during the Option Exercise Period by one of the methods described in articles 5.3 and 5.4. Options may only be exercised for the total number vested, or in tranches of 25%, 50% or 75% of the total.

5.3	As soon as possible after receipt of the appropriate form and receipt of the purchase sum (= the number of Options so exercised multiplied by the Option Exercise Price), Akzo Nobel shall deliver the number of Shares equaling the number of Options exercised by the Executive to a stock deposit account to be designated by the Executive. The purchase price shall be paid into a bank account designated by Akzo Nobel N.V. All costs (broker's commission, exchange duties, bank charges etc.) of the transaction shall be for the account of the Executive.

5.4	An Executive in his or her request for exercise may express his or her wish to sell the Shares so acquired immediately, in which case Akzo Nobel, in deviation from article 5.3, will procure that arrangements are made for a temporary loan to the Executive from a bank or independent broker to purchase and then immediately re-sell the Shares at Euronext Amsterdam in accordance with the Exercise Procedures applicable at the time of exercise and that the Executive will be paid the net proceeds of the sale, being the balance remaining after deduction of the Option Exercise Price from the Share Price, multiplied by the number of Options so exercised (and after deduction of any taxes and costs). All costs (broker's commission, exchange duties, bank charges etc.), if any, of the transaction shall be for the account of the Executive. For the avoidance of doubt, the temporary loan will be concluded directly between the Executive and the bank or broker, without a guarantee for repayment by Akzo Nobel or any other company of the Akzo Nobel Group.

Exhibit 4.1

Article 6: Adjustments of Option numbers and/or Option Exercise Price

6.1	The number of conditional Options granted pursuant to any Agreement and/or the Option Exercise Price for any such Options may be adjusted by the Board of Management to take account of stock splits or like significant variations in the share capital of Akzo Nobel that occur during any relevant Option Period. Nothing in this Article 6 shall be considered to allow the Option Exercise Price to be less than the fair market value of the stock on the grant date, adjusted for stock splits or like significant variations in capital.

6.2	Akzo Nobel shall as soon as possible notify each Executive of any adjustment pursuant to article 6.1 of the number of Options, the Option Exercise Price and of the underlying computation.

Article 7: Cessation of Employment

7.1	Except as specifically described otherwise herein, all Options granted hereunder in any Option Period are conditional and subject to the relevant Executive's continuing employment through the end of the relevant Blocking Period.

7.2	If the Executive is terminated for any other reason than Retirement, death, injury, ill health or disability, all Options which are still conditional on achievement of performance targets will be forfeited without any right to compensation. Furthermore, in such event all vested Options that have not been exercised can only be exercised within 30 (thirty) days upon the date of such termination and all vested Options that have not been exercised within this period shall automatically lapse without any right to compensation. However, if an Executive leaves due to redundancy or by mutual agreement, then the Board of Management may (but is not obliged to) decide that this article 7.2 shall not apply (in whole or in part) and that, mutatis mutandis, article 7.3 applies.

7.3	Article 7.1 shall not apply in the event that the Executive is terminated due to Retirement, death, injury, ill health or disability. In such case the number of Options conditionally granted to the Executive in the year of termination of the contract of employment will be reduced in proportion to the duration of the Executive's employment during such year (on a monthly basis, where a part of a month is considered as a whole month). For the avoidance of doubt, in such case there shall be no reduction in the number of Options conditionally granted in any year prior to the relevant year of termination of the contract of employment and all conditions as described in the Plan shall remain applicable to all Options conditionally granted thereunder. Akzo Nobel shall calculate the adjustment as soon as reasonably possible after the termination of the contract of employment and notify the relevant Executive (or his or her heirs) in writing of the adjusted number of conditional Options.

7.4	In the event that in any year the Executive is terminated due to Retirement, injury, ill health or disability before Options under the Plan are conditionally granted in such year, the relevant (then former) Executive will be conditionally granted a number of Options in proportion to the duration of the Executive's employment during such year (on a monthly basis, where a part of a month is considered as a whole month), subject to the timely execution of an Agreement.

7.5	Notwithstanding any provision of this Article 7, no Options may be exercised except as provided in Article 5.

Article 8: Other provisions

8.1	Any personal taxes and social security contributions due in relation to the Plan (including but not limited to in respect of the grant of the Options, a grant becoming unconditional, the exercise of the Options and the subsequent sale of the Shares), will be due and payable by the Executive concerned and will be withheld from the Executive's compensation as may be required by applicable law. The foregoing notwithstanding, in the event that no taxes and premiums have been withheld which should have been withheld under applicable law, or that an incorrect amount has been withheld, such taxes and premiums may be withheld from any further compensation due to the Executive concerned. In case of delivery of Shares, it is the responsibility of the Executive to either obtain the necessary approvals to allow for tax treaty relief with regard to Dutch dividend withholding taxes for future dividends paid on the Shares or to claim a refund with the Dutch tax authorities if the necessary approvals were not obtained for any reason whatsoever. By no means will Akzo Nobel or any other company of the Akzo Nobel Group be obliged to undertake any effort in obtaining any such approvals nor will it be obliged to assist in claiming a refund.

Exhibit 4.1

8.2	In the event of a Takeover the Board of Management will determine the number of Options that will vest at the moment the Takeover is effectuated.
8.3	In the event of a reconstruction, grants may be replaced by the Board of Management with (as far as possible) equivalent new grants of Options in the new company or companies replacing Akzo Nobel as a result of that reconstruction. Performance targets may be amended as mentioned in article 3.4. The Board of Management will decide which course of action is most appropriate in this situation.

8.4	General communications under or related to the Plan by Akzo Nobel (i.e. communications that are not directed to an individual Executive), including but not limited to the Exercise Procedures, may be made by Akzo Nobel through publication on an internal or external web site. If an Executive has no access to such web site Akzo Nobel, at the Executive's specific request in writing, will use reasonable endeavors to procure that the Executive will receive such communications by other means (including electronic mail), but such lack of access or failure to receive such communications shall not detract from the validity of communications published at such web site.

8.5	All benefits under the Plan are discretionary and not pensionable. The Plan and any Agreement do not form part of the employment agreement between each Executive and Akzo Nobel.
8.6	The Options are strictly personal and, therefore, non-transferable. However, the rights granted shall remain unaffected by assignment under the terms of a will or succession by virtue of the law. The Options may neither be pledged as collateral by an Executive nor be encumbered in any other way. Akzo Nobel has the right to demand sufficient proof to its satisfaction that a person who represents himself or herself as an heir of a deceased Executive has the hereditary rights claimed by such person. Only natural persons can claim hereditary rights in respect of the Plan in accordance with its terms and conditions. In the event that more than one heir of a deceased Executive has claimed rights hereunder, Akzo Nobel has the right to demand that vested Options can only be exercised by one of such heirs in full discharge from its obligations, whereupon the relevant heir has the obligation to make a proper distribution to all other heirs of the deceased Executive.

8.7	The exercise of the Options (including the sale of Shares pursuant to article 5.4) will be subject to the Akzo Nobel rules concerning Inside Information.
8.8	The Board of Management has the discretionary right to amend any of the terms and conditions of the Plan as it forms part of an Agreement without the Executive's further consent in the event that circumstances have changed since the date of the Agreement (including but not limited to changes in legislation and tax rules) in order to adapt to such changed circumstances, even if these changed circumstances were reasonably foreseeable at the time of signing of the Agreement. Provided, however, that the rights of the Executives hereunder shall not be materially altered to the Executive's detriment.

8.9	No right granted hereunder will prejudice Akzo Nobel, the Board of Management or any Akzo Nobel Group company in any future decision. The Board of Management can each following year change the categories of Executives (if any) entitled to receive Options to be granted in that year and the conditions applicable to those Options. The Board of Management further has the right not to grant any Options, or to grant a lesser number than it would otherwise, in individual cases, i.a. taking into account the performance and execution of tasks (including compliance) of the Executive concerned.